EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		April 25, 2006
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE POSTS RECORD SALES
MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) announced today that 2006 first quarter sales dollars set a new company record.
Net sales for the first quarter of 2006 increased 83.7% to a record $252.0 million compared to $137.2 million during the first quarter of 2005. The increase in net sales dollars is due primarily to higher wire prices in 2006 versus 2005 along with a unit sales increase of over 18%. Net income for the first quarter of 2006 increased 1,456% to $16.1 million versus $1.0 million in the first quarter of 2005. Fully diluted net income per common share increased to $0.68 in the first quarter of 2006 versus $0.04 in the first quarter of 2005. The increased average sales price per pound of copper wire shipped in the first quarter of 2006 versus the first quarter of 2005 was driven by the price of copper, which increased 55%.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are proud to announce another new record for quarterly sales, coupled with the second best quarterly earnings in the history of the Company. The trailing four quarters combined have produced net sales of $873.0 million and fully diluted earnings per share of $2.76. Copper continues to climb to new highs, driven by strong global demand. Demand from our customers has also remained strong. Construction of our new armored cable plant continues on schedule, with the building now complete and machinery currently being installed. The plant is expected to be operational in the third quarter of 2006 and should be a strong contributor to our sales going forward. Due to our strong cash flow in the first quarter, our debt rose only $19.2 million to $90.4 million despite the fact that we increased our working capital by $31.5 million and spent $7.7 million on capital expenditures. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We also want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS

Current Assets
Cash	$2,063	$2,622
Receivables, net	183,311	164,930
Inventories	73,136	67,932
Prepaid Expenses and Other	14,693	19,749

Total Current Assets	273,203	255,233

Property, Plant and Equipment, net	97,929	93,137

Other Assets	106	106

Total Assets	$371,238	$348,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$19,327	$17,277
Accrued Liabilities and Other	23,304	38,844

Total Current Liabilities	42,631	56,121

Long Term Liabilities
Note Payable	88,792	70,438
Other Long Term Liabilities	1,608	762
Non-Current Deferred Income Taxes	10,213	10,620

Total Long Term Liabilities	100,613	81,820

Total Liabilities	143,244	137,941

Stockholders’ Equity
Common Stock	260	259
Additional Paid in Capital	40,253	38,932
Treasury Stock	(15,275)	(15,275)
Retained Earnings	202,756	186,619

Total Stockholders’ Equity	227,994	210,535

Total Liabilities and Stockholders’ Equity	$371,238	$348,476

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statement of Income
(In Thousands)
(Unaudited)

	Quarter Ended March 31,
	2006		2005
Net Sales	$252,048	100.0%	$137,193	100.0%
Cost of Sales	212,676	84.4%	126,446	92.2%

Gross Profit	39,372	15.6%	10,747	7.8%
Selling, General and Administrative Expenses	13,438	5.3%	9,587	7.0%

Operating Income	25,934	10.3%	1,160	0.8%
Net Interest & Other Expense	1,133	0.4%	832	0.6%

Income before Income Taxes	24,801	9.8%	328	0.2%
Income Taxes	8,664	3.4%	(709)	-0.5%

Net Income	$16,137	6.4%	$1,037	0.8%

Basic Earnings Per Share	$0.70		$0.04

Diluted Earnings Per Share	$0.68		$0.04

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,213		23,106

-Diluted	23,694		23,427